                                                                      EXHIBIT 12

                             A. H. BELO CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                                            Nine months ended
                                                              Year Ended December 31,                         September 30,
                                        --------------------------------------------------------------   -----------------------
                                           1995         1996         1997         1998        1999          1999          2000
                                        ----------   ----------   ----------   ----------   ----------   ----------     ----------
Earnings:
       Earnings before income taxes
            and the cumulative effect
            of accounting charges       $  111,014   $  144,040   $  154,122   $  130,460   $  276,453   $  162,148(2)  $  120,349
       Add:  Total fixed charges            32,089       29,009       94,069      112,082      116,032       84,165        102,538
       Less:  Interest capitalized             957          255          510        1,680        2,552        2,168          2,129
                                        ----------   ----------   ----------   ----------   ----------   ----------     ----------
                  Adjusted earnings     $  142,146   $  172,794   $  247,681   $  240,862   $  389,933   $  244,145     $  220,758
                                        ==========   ==========   ==========   ==========   ==========   ==========     ==========

Fixed Charges:
       Interest                         $   30,944   $   27,898   $   91,288   $  109,318   $  113,160   $   82,259     $  100,712
       Portion of rental expense
            representative of the
            interest factor (1)              1,145        1,111        2,781        2,764        2,872        1,905          1,826
                                        ----------   ----------   ----------   ----------   ----------   ----------     ----------
                  Total fixed charges   $   32,089   $   29,009   $   94,069   $  112,082   $  116,032   $   84,164     $  102,538
                                        ==========   ==========   ==========   ==========   ==========   ==========     ==========

Ratio of Earnings to Fixed Charges            4.43 x       5.96 x       2.63 x       2.15 x       3.36 x       2.90 x         2.15 x
                                        ==========   ==========   ==========   ==========   ==========   ==========     ==========

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(1)      For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.

(2) Earnings before income taxes and the cumulative effect of accounting changes includes a gain of $50,312 related to the June 1, 1999 sale of television station KXTV. Excluding this item, the Ratio of Earnings to Fixed Charges is 2.30 times.